Dated October 13, 2018

(1) INTEGRATED MEDIA TECHNOLOGY LIMITED

(2) MARVEL FINANCE LIMITED

AGREEMENT

relating to the subscription
of new shares in the capital of
INTEGRATED MEDIA TECHNOLOGY LIMITED

THIS AGREEMENT (this "Agreement") is made the 13th day of October, 2018

BETWEEN:

(1) INTEGRATED MEDIA TECHNOLOGY LIMITED, a company incorporated in Australia whose registered office and principal place of business is at Level 7, 420 King William Street, Adelaide SA 5000, Australia (the "Company"); and

(2) MARVEL FINANCE LIMITED, a company incorporated in Hong Kong whose principal office is at Suite 701, Siu On Centre, 188 Lockhart Road, Wanchai, Hong Kong (the "Investor").

WHEREAS:

(A) The Company was incorporated with limited liability in Australia and at 13 October 2018 has 2,668,886 shares on issue, which are fully paid or credited as fully paid and has shares listed and traded on the NASDAQ.

(B) The Company has agreed to issue, and Investor has agreed to subscribe for, the Subscription Shares (as defined below) upon the terms and subject to the conditions of this Agreement.

IT IS HEREBY AGREED:-

1. INTERPRETATION

(A) In this Agreement, including the recitals and schedule hereto, unless the context otherwise requires:

"Australia" means the Commonwealth of Australia;

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Australia are required or authorized by law to be closed at any time between 9:00 a.m. and 5:00 p.m. Australia time;

"Company's Warranties" means the warranties given by the Company as set forth in Clauses 5(A) and (B).

"Completion" means the completion of the Subscription in accordance with Clause 6;

"Completion Date" means the date falling on the fifth (5th) Business Day after the conditions set out in Clause 3 have been fulfilled or some other date as agreed in writing between the Company and the Investor;

"SEC" means the U.S. Securities and Exchange Commission;

"Shares" means the ordinary shares share capital of the Company;

"Subscription" means the subscription of the Subscription Shares by Investor on the terms and subject to the conditions set out in this Agreement;

"Subscription Price" means USD 8.00 per Subscription Share;

"Subscription Shares" means an aggregate of 708,500 new Shares to be subscribed for by the Investor pursuant to the calculation contained in Schedule 1 of this Agreement;

"USD" means United States Dollars

(B) In this Agreement references herein to "Clauses" and the "Schedule" are to clauses of and the schedule to this Agreement.

(C) In this Agreement the singular includes the plural and vice versa, words importing gender or the neuter include both genders and the neuter and references to persons include bodies corporate or non-corporate.

(D) Headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

2. SUBSCRIPTION

The Investor agrees to subscribe for the Subscription Shares and the Company agrees to issue the Subscription Shares at the Subscription Price (payable in full on Completion only by offset of amounts owed by the Company to the Investor in accordance with the calculation contained in Schedule 1 of this Agreement) on the terms and subject to the conditions set out in this Agreement.

3. CONDITIONS PRECEDENT

The Investor's obligation to subscribe for the Subscription Shares, and the Company's obligation to issue the Subscription shares is subject to the following conditions having been met:

1) That the issue of the Subscription Shares by the Company be approved by a majority of the Company's shareholders at a General Meeting of the Company's shareholders.
2) Both the Company and the Investor acknowledge in writing their agreement with the calculation contained in Schedule 1 of this Agreement.

In the event that either of these Conditions Precedent are not satisfied, both the Company and the Investor agree to terminate this Agreement.

4. SHAREHOLDER APPROVAL

In order to determine whether the Condition Precedent stated at clause 3 (1) will be satisfied, the Company shall, as soon as practicable following the execution of this agreement, issue a notice of general meeting of its shareholders, at which a resolution to approve the issue of the subscription shares will be put to shareholders for approval.

Notice of the General Meeting of shareholders is to be given in accordance with the requirements of the *Corporations Act 2001* and the Constitution of the Company.

5. RESTRICTED SECURITIES

In the event that the Conditions Precedent are satisfied and the Subscription Shares are issued to the Investor, the Subscription Shares issued will be restricted in accordance with regulations of the SEC as follows:

The Subscription Shares have not been registered with the SEC or the Securities Commission of any State in reliance upon an exemption from the registration under the Securities Act of 1933 (the 'Securities Act'), and, accordingly, may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with applicable state securities laws. The Subscription Shares are 'Restricted Securities' within the meaning of Rule 144(3) of the Securities Act and may not be resold publicly under Rule 144 until certain holding period requirements are met.

6. COMPLETION OF THE SUBSCRIPTION

Completion of the Subscription shall take place on the Completion Date when all (but, not part only) of the following business shall be transacted;

(1) The Investor shall deliver to the Company an executed instruction to offset the Subscription Price against amounts owed to them by the Company, determined in accordance with the calculation contained in Schedule 1 of this Agreement;

(2) the Company shall issue and allot fully paid to the Investor the Subscription Shares and shall procure that the Investor is registered on the register of members of the Company in respect of the Subscription Shares (or as the Investor may direct).

7. EXPENSES

Each party shall bear its own costs relating to the Subscription, including but not limited to, all the legal fees and other out-of-pocket expenses incurred by the respective parties in connection with the preparation and execution of this Agreement

8. REPRESENTATIONS AND WARRANTIES

(A) Each party represents and warrants to the other party that:

(1) such party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby and it is duly incorporated or organised and existing under the laws of the jurisdiction of its incorporation or organisation;

(2) the execution and delivery of such party of this Agreement and the performance by such party of the transactions contemplated hereby have been duly authorised by all necessary corporate or other action of such party; and

(3) assuming the due authorisation, execution and delivery hereof by the other party, this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting creditors' rights generally.

(B) The Company further represents and warrants to the Investor that the Subscription Shares rank pari passu in all respects with the existing Shares on issue, including the right to receive all dividends and distributions which may be declared, made or paid after the date hereof.

9. MISCELLANEOUS

(A) All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

(B) This Agreement may be executed in one or more counterparts, each of which shall be binding on the party who shall have executed it but which shall together constitute but one agreement.

10. NOTICES

Any notice required to be given under this Agreement shall be deemed duly served if left at or sent by registered or recorded delivery post to the addressee thereof, at its address set forth in the heading of this agreement or such other address as may have been last notified in writing by or on behalf of any such party to the other party hereto. Any such notice shall be deemed to be served at the time when it is left at the address of the party to be served and, if served by post, on the tenth Business Day next following the day of posting. Each party agrees that any such notice shall be addressed to each party's address set out in the heading of this agreement and unless further advised in writing.

11. PUNCTUAL PERFORMANCE

Time shall be of the essence of this Agreement.

12. GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF SOUTH AUSTRALIA.

The parties have executed this Agreement as of the date first above written

SIGNED by	)	*/s/ Chang Yuen Chan*
for and on behalf of	)	…………………………………………………..
INTEGRATED MEDIA	)	Dr Chang Yuen Chan
TECHNOLOGY LIMITED	)	
	)	
	)	*/s/ George Yatzis*
	)	………………………………………………….
	)	Mr George Yatzis

SIGNED by	)	*/s/ Herbert Ying Chiu Lee*
for and on behalf of	)	…………………………………………………..
MARVEL FINANCE LIMITED	)	Dr Herbert Ying Chiu Lee

SCHEDULE 1

-

Calculation of the Number of Subscription Shares

	AUD	Exchange Rate	USD
Agreed conversion amount of the Marvel Finance Limited loan to Integrated Media Technology Limited	8,000,000	0.7085	5,668,000
Agreed Subscription Price (USD 8.00) per Subscription Share	11.2912	0.7085	8.00000
Number of Subscription Shares	708,500		708,500

In accordance with the Calculation above, the Investor agrees to subscribe for, and the Company agrees to issue, 708,500 Subscription Shares.

Furthermore, based on the Subscription Price of USD 8.00 per Subscription Share, both the Company and the Investor agree that the aggregated Subscription Price payable by the Investor of USD 5,668,000 be offset against the balance of the Loan owed by the Company to the Investor as stated in the above table.